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                                                                 EXHIBIT 10.16
                        MCLAREN AUTOMOTIVE GROUP, INC.

                             EMPLOYMENT AGREEMENT

This agreement made and entered into as of this 23rd day of April 1999 by and between McLaren Automotive Group, Inc., a corporation duly organized and existing under and pursuant to the laws of the State of Delaware, with its principle offices located at 600 C Ward Drive, Santa Barbara, California 93111 (hereinafter referred to as "MAG") and Louis J. Infante an individual residing in the City of Troy, Michigan (hereinafter referred to as "Infante").

Witnesseth:

Whereas, MAG is engaged in the development, marketing, sale and use of intellectual properties and wishes to employ Infante starting May 1, 1999, in the position of Executive Vice President and Chief Operating Officer, for its, Asha Technologies Division; and

Whereas, MAG will employ Infante and Infante will accept employment by MAG, as its Executive Vice President and Chief Operating Officer, Asha Technologies Division, pursuant to the terms hereof.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1. Employment Term: MAG agrees to employ Infante and Infante agrees to work for MAG. The initial term of Infante's employment shall begin on the first day of May 1999 and shall continue until the thirtieth day of April 2001. Thereafter, Infante's employment shall be renewed for an additional two (2) years unless either party gives to the other no less than ninety (90) days written notice prior to April 30, 2001 that this Agreeement will be terminated at the end of the initial term.

        2. Scope of Employment: Infante will manage and direct the Asha Technologies Division of MAG and will have such other duties as may be assigned to him, from time to time, by the President, and Chief Operating Officer, or the Board of Directors of MAG. Infante will also serve in administrative capacities as may be required and/or directed by the President or Board of Directors of MAG and be expected to attend to any other matters generally falling within the scope of the Executive Vice President and Chief Operating Officer, Asha Technologies Division.
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        3       Compensation and Benefits:

        (a) MAG shall pay to Infante as compensation for the services to be rendered by Infante hereunder an annual base salary of One Hundred Thirty Thousand Dollars ($130,000.00) payable in 26 equal consecutive installments of Five Thousand Dollars ($5,000.00) each on Friday of every second week. Such installments are subject to all legally required Federal and State withholding amounts. In the event this Agreement should continue after the initial term, Infante's base salary shall be adjusted annually as of May 1st each year there after to reflect any percentage increase in the cost of living index published by the United States Government for the Greater Los Angeles-Long Beach area.

        (b) In addition, Infante shall receive 25,000 options to purchase stock in MAG annually. All such option grants shall be subject to MAG's Stock Option Plan as amended from time to time. Infante shall also receive a one time grant of MAG stock in an amount of shares equal to One Hundred Thousand Dollars ($100,000.00). Such Grant to be exercisable by Infante at any time during the life of this Agreement.

        (c) In addition to the compensation hereinabove set forth, Infante shall be entitled to participate in such other fringe benefit programs from MAG as may be made available to other executives of MAG from time to time, including, but not limited to, bonuses, stock options, profit sharing, auto allowance, cellular phone, merit increases, health insurance programs, vacation and other such programs as may be determined by MAG's Chief Operating Officer and/or its Board of Directors. Infante shall be reimbursed for all reasonable, ordinary and necessary business expenses incurred for the benefit of MAG subject to MAG's policies and procedures.

        4.      Termination:

        (a) If this Agreement is terminated at will by MAG prior to the expiration of the initial or any succeeding term, MAG's sole obligation to Infante shall be (i) to pay to Infante a severance payment equal to the then current annual base salary of Infante at the time of termination payable in equal monthly installments on the last business day of each month for twelve
(12) months following the effective date of termination; and (ii) to reimburse Infante for the COBRA health insurance premiums paid by Infante for the twelve
(12) month period following termination. If Infante obtains other employment during this twelve (12) month period, the amount of severance paid each month may be reduced by MAG by the amount of compensation paid each month by the other employer and, if Infante receives health insurance from any source during such twelve (12) month period, MAG will not be obligated to reimburse Infante for his COBRA payments.

        (b)     This agreement may be terminated for cause without any
continuing obligation to Infante by MAG. Cause shall be any action or actions by Infante that are determined prosecutable as criminal in a court of competent jurisdiction.
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        5.      Arbitration: Any controversy or claim arising out of or relating to this agreement, or breach thereof, shall be settled by binding arbitration in Santa Barbara, California before a panel of arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select an arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decisiion will be by majority vote. The arbitration shall not be appealable by either party. The rules of the American Arbitration Association shall govern, and the decision of the arbitrators shall be final and binding and judgement on the award may be entered by any court of competent jurisdiction.

        6. Entire Agreement: The foregoing constitutes the entire Agreement between the parties and no modification of any of the provisions hereof shall be binding upon either Infante or MAG unless in writing signed by the party against whom such modification is sought to be enforced.

        7. Interpretation: This Agreement has been submitted to the scrutiny of all parties hereto and of counsel. This Agreement shall be controlled by the laws of the State of California without regard to its conflicts of laws principles.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


    MCLAREN AUTOMOTIVE GROUP, INC.                LOUIS J. INFANTE

    By: /s/ Wiley R. McCoy                   By: /s/ Louis J. Infante
       -------------------------                ------------------------
   Its: President and Chief
        Operating Officer

    By: /s/ John C. McCormack
       -------------------------
       Member Compensation Committee

    By: /s/ Nicholas P. Bartolini
       -------------------------
       Member Compensation Committee

    By: /s/
       -------------------------
       Member Compensation Committee